EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
RELM Wireless Corporation	R J Falkner & Company, Inc.
William Kelly, EVP & CFO	R Jerry Falkner, CFA
(321) 984-1414	(800) 377-9893

RELM Wireless Reports 2007 Year-End and Fourth Quarter Results

WEST MELBOURNE, FL, March 5, 2008 - RELM Wireless Corporation (Amex: RWC) today announced its financial and operating results for the quarter and year ended December 31, 2007.

For the year ended December 31, 2007, sales totaled approximately $27.0 million, compared with $32.4 million for 2006. Pretax income for the year approximated $2.8 million, compared with $5.9 million in 2006. Net income for the year ended December 31, 2007 was approximately $1.8 million, or $0.13 per fully diluted share, compared with net income of $3.4 million, or $0.24 per fully diluted share for 2006. Tax expense for the year was approximately $1.0 million, compared with $2.5 million last year. Tax expense for both years is primarily non-cash due to the utilization of net operating loss (NOL) carry-forwards.

Gross profit margin for 2007 was 51.2% of sales, versus 53.9% of sales for 2006. Selling, general and administrative expenses for the year declined to $11.6 million (42.8% of sales), compared with $11.9 million (36.6% of sales) last year.

For the quarter ended December 31, 2007, sales totaled approximately $4.6 million, compared with $7.5 million for the same quarter in 2006. Pretax loss for the quarter approximated $1.0 million, compared with pretax income of $1.1 million for the same quarter in 2006. Net loss for the quarter ended December 31, 2007 was approximately $0.4 million, or $0.03 per fully diluted share, compared with net income of $0.4 million, or $0.03 per fully diluted share for the same quarter in 2006. Tax benefit for the quarter was approximately $0.6 million, compared with tax expense of $0.7 million for the same quarter last year. The tax benefit and expense for both quarters is primarily non-cash.

Gross profit margin for the fourth quarter 2007 was 37.4% of sales, versus 49.1% of sales for the same quarter in 2006. Selling, general and administrative expenses for the quarter were $2.8 million (61.2% of sales), compared with $2.7 million (36.2% of sales) for the fourth quarter last year.

Cash and cash equivalents at December 31, 2007 totaled approximately $8.4 million, compared with $13.3 million at the end of 2006. On October 22, 2007, the Company paid a one-time special cash dividend on its common stock of $6.7 million in the aggregate ($0.50 per share of common stock). The Company was debt-free as of December 31, 2007.

The sales and operating results for both the year and the fourth quarter reflect a sluggish government and public safety market, which comprises the Company’s largest business market. Customers in this market were impacted by budget and funding constraints, as the Federal Government operated without an approved budget throughout the year, which the Company believes reduced procurement activity from its largest customer agencies. Also, the combination of a less favorable mix of digital and analog product sales, lower total sales and reduced manufacturing volumes resulted in lower gross margins compared to the previous year.

RELM President and Chief Executive Officer David Storey commented, “2007 was a challenging year. Many of our customers struggled with limited, or the absence of, LMR funding. Although we penetrated several federal agencies with which we had not previously done business, funding and other factors precluded them from significantly impacting our total sales.

“The approval in January of a 2008 federal budget improves the prospects for funding to our customers, which we expect to stimulate LMR procurements during 2008,” continued Storey. “Also, the first product in our line of next-generation P-25 digital radios was approved by the FCC in December 2007. We plan to broaden the line during 2008 by following with models in additional frequency ranges. Successful execution of these developments should provide us with access to markets and customers that we have not served historically, including agencies of homeland security and the military. We believe the migration of government and public safety two-way radio users to P-25 digital technology will continue and drive sales growth. We expect that our new line of products positions us to capitalize on that trend.”

Conference Call and Webcast

The Company will host a conference call and webcast for investors at 11:00 a.m. Eastern Time, Thursday, March 6, 2008. Shareholders and other interested parties may participate in the conference call by dialing 877-860-4996 (international/local participants dial 973-582-2854) and referencing the ID code 33646261 a few minutes before 11:00 a.m. Eastern Time on March 6, 2008. The call will also be webcast at http://www.relm.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet webcast. An online archive of the webcast will be available on the Company’s website for 30 days following the call at http://www.relm.com/investor_information.asp.

A replay of the conference call will be available two hours after the completion of the conference call from March 6, 2008 until March 13, 2007 by dialing 800-642-1687 (international/local participants dial 706-645-9291) and entering the conference ID 33646261.

About APCO Project 25 (P25)

APCO Project 25 (P25), which requires interoperability among compliant equipment regardless of the manufacturer, was established by the Association of Public-Safety Communications Officials and is approved by the U.S. Department of Homeland Security. The shift toward interoperability has gained momentum as a result of significant communications failures during events such as the Oklahoma City bombings, the 9/11 attacks and Hurricane Katrina. RELM was one of the first manufacturers to develop P25-compliant technology.

About RELM Wireless

For more than 60 years, RELM Wireless Corp. has manufactured and marketed high-specification two-way communications equipment for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications, including disaster recovery. Advances include new interoperable, low-cost digital two-way radios compliant with APCO Project 25 technical specifications. Products are manufactured and distributed worldwide under BK Radio, RELM/BK and RELM product lines. The Company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-821-2900.

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act Of 1995. These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors and risks include, among others, the following: reliance on contract manufacturers; heavy reliance on sales to the U.S. Government; federal, state and local budget deficits and spending limitations; limitations in available radio spectrum for use by land mobile radios; general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the debt and inventory levels of the Company; quality of management, business abilities and judgment of the Company’s personnel; and the availability, terms and deployment of capital. Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the Company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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(Financial Tables To Follow)

RELM WIRELESS CORPORATION

Condensed Consolidated Statements of Income

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	(Unaudited)		(Unaudited)
	12/31/2007	12/31/2006	12/31/2007	12/31/2006

Sales, net	$4,562	$7,489	$26,976	$32,445

Costs & Expenses:
Cost of Products (Includes non-cash share-based employee compensation expense of $1 and $0 for the three months ended December 31, 2007 and 2006, respectively, and $23 and $203 for the year ended December 31, 2007 and 2006, respectively.)	2,854	3,812	13,154	14,968

Selling, General and Administrative Expenses (Includes non-cash share-based employee compensation expense of $42 and $0 for the three months ended December 31, 2007 and 2006, respectively, and $199 and $624 for the year ended December 31, 2007 and 2006, respectively.)	2,791	2,709	11,554	11,869

Total Costs & Expenses	5,645	6,521	24,708	26,837

Operating Income (Loss)	(1,083)	968	2,268	5,608

Other Income (Expense):
Interest Expense	1	(1)	(4)	(21)
Interest Income	116	124	602	306
Other Income (Expense)	2	4	(49)	32

Pretax Income (Loss)	(964)	1,095	2,817	5,925

Income Tax Expense (Benefit)	(552)	681	971	2,498

Net Income (Loss)	$(412)	$414	$1,846	$3,427

Earnings (Loss) per share – basic	$(0.03)	$0.03	$0.14	$0.26

Earnings (Loss) per share – diluted	$(0.03)	$0.03	$0.13	$0.24

Weighted Average Common Shares Outstanding, Basic	13,395	13,330	13,362	13,278
Weighted Average Common Shares Outstanding, Diluted	13,395	14,229	14,062	14,196

RELM WIRELESS CORPORATION

Condensed Consolidated Balance Sheets

(In Thousands, Except Share Data) (Unaudited)

	December 31, 2007	December 31, 2006

ASSETS
Current Assets:
Cash & Cash Equivalents	$8,452	$13,266
Trade Accounts Receivable, net	1,992	3,565
Inventories, net	8,899	7,440
Deferred tax assets, net	2,545	3,490
Prepaid Expenses & Other Current Assets	1,090	841

Total Current Assets	22,985	28,602

Property, Plant and Equipment, Net	1,338	913
Deferred tax assets, net	5,359	5,360
Other Assets	463	431

Total Assets	$30,145	$35,306

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,161	$1,172
Accrued compensation and related taxes	687	1,234
Accrued warranty expense	240	205
Accrued other expenses and other current liabilities	263	394
Total Current Liabilities	2,351	3,005

Commitments and Contingencies	—	—

Stockholders' Equity:
Preferred stock; $1.00 par value; 1,000,000 authorized shares, none issued or outstanding.	—	—
Common stock; $0.60 par value; 20,000,000 authorized shares, 13,395,871 and 13,341,661 issued and outstanding shares at December 31, 2007 and December 31, 2006, respectively	8,037	8,004

Additional paid-in capital	23,953	23,641
Accumulated (deficit) earnings (Net of dividend paid $6,690 on October 22, 2007)	(4,196)	656
Total Stockholders' Equity	27,794	32,301

Total Liabilities and Stockholders' Equity	$30,145	$35,306

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Source: RELM Wireless Corporation